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EXHIBIT 24(2)

June 12, 2002

Dauphin Technology, Inc.
800 East Northwest Highway
Suite 950
Palatine, Illinois 60067

In re: Form S-1/A Registration Statement

Gentlemen:

         We have acted as counsel to Dauphin Technology, Inc., an Illinois corporation (the "Company'), in connection with the preparation and filing with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the "Act"), of this Registration Statement on Form S-1/A (the "Registration Statement") relating to the registration of 6,605,977 Shares of the Company's common stock (the "Shares").

         As such counsel, we have examined the Registration Statement and such other papers, documents and certificates of public officials and certificates of officers of the Company as we have deemed relevant and necessary as a basis for the opinions hereinafter expressed. In such examinations, we have assumed the genuineness of all signatures and the authenticity of all documents submitted to us as originals and the conformity to original documents of all documents submitted to us and conformed or photocopies.

         Based upon and subject to the foregoing, it is our opinion that the Shares covered by the Registration Statement have heretofore been legally issued by the Company and are fully paid and non-assessable and shall continue to be such when and if sold by the Selling Shareholders.

         We hereby consent to the filing of this opinion as an Exhibit to the Registration Statement and to the reference to our firm under the caption "Legal Matters" in the Prospectus constituting a part of the Registration Statement.

                                       Very truly yours,


                                       /s/Rieck and Crotty, P.C.

                                       Rieck and Crotty, P.C.